EXHIBIT 99.1

Tandy Brands Reports Fiscal 2013 Fourth Quarter and Year-End Earnings Results

  Provides update on current events
  Announces signing new licensing agreement with Sean John®
  Announces fourth quarter and full year fiscal 2013 results
  Fiscal 2013 net sales of $114 million

DALLAS, Sept. 27, 2013 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today provided an update on current events and reported financial results for its fourth quarter and fiscal year ended June 30, 2013.

Update on Current Events

The Company announced a new licensing agreement with Christian Casey, LLC to design, develop and distribute belts, small leather goods and gift items under the Sean John® label. The agreement includes U.S. and Canadian territories and expires on December 31, 2016. The Company also announced it has reached an agreement to extend its license with Haggar® to sell belts and small leather goods in the U.S. and Canada through December 31, 2016.

"We are excited to go to market with Sean John® in our license portfolio and that we've successfully extended Haggar® another three years," said Rob McCarten, EVP and President - Tandy Brands. "We expect to deliver Sean John® products to retailers in summer 2014. Our current Haggar® line is performing well at retail with opportunities for volume growth at department stores."

"I am appreciative of, and pleased with, the strength of our team's relationships with licensors and retailers," said Roger Hemminghaus, Chief Executive Officer and Chairman of Tandy Brands. "In addition to these licensing wins, we're working on several opportunities to grow our business in key accounts during fiscal 2014 with our licensed portfolio and in private label programs."

Fourth Quarter Results

Net sales for the fiscal 2013 fourth quarter were $20.6 million, a 4 percent decrease over net sales of $21.6 million in the same period last year. The sales decline was primarily attributable to lower sales prices on exited products and the timing of replenishment orders to a significant customer.

Fourth quarter fiscal 2013 gross margin as a percentage of net sales declined to 23.9 percent, compared to 30.2 percent in the fourth quarter of fiscal 2012. The decrease in gross margin percentage over the prior year period was driven by a high mix of sales of inventory at net book value associated with exited products in connection with the March 18, 2013 restructuring plan ("Restructuring Plan").

Total selling, general and administrative (SG&A) expense for the fourth quarter of fiscal 2013 improved by $0.8 million over the prior year period to $7.1 million. The 11 percent improvement was due to savings initiatives in labor, facilities and distribution costs as expected in the Restructuring Plan.

For the fourth quarter, the Company reported a net loss of $3.8 million, or ($0.53) per diluted share, compared to a net loss of $2.2 million, or ($0.32) per diluted share, in the prior year period. Adjusted EBITDA loss and adjusted net loss for the fiscal 2013 fourth quarter were flat when compared to the same period in the prior year.

"Our fourth quarter results reflect the cost savings and lower margins we expected in the Restructuring Plan as we continue to liquidate exited products, while preparing for a successful holiday 2013," said Hemminghaus.

The Company reported future gift margins were expected to improve as a result of savings from outsourcing and relocating distribution, lowering freight costs, reducing product return privileges, limiting margin agreements with retailers and locking ocean freight rates.

"As outlined in the Restructuring Plan, we expect holiday 2013 gifts margins to be significantly improved when compared to the past two holiday seasons," said Hemminghaus.

Fiscal Year 2013 Results

Fiscal 2013 net sales were $114.0 million, down 3 percent, compared to $117.6 million for the prior year. The gifts segment's net sales increased by $5.5 million, or 18 percent, over the prior year due to increased sales under the totes® and Eddie Bauer® licenses, primarily during holiday 2012. The accessories segment net sales declined $9.1 million, or 11 percent, over the prior period. This decline was driven by the planned exit of unprofitable product categories which were sold at lower than normal prices, and lower replenishment sales by our Canadian subsidiary.

For fiscal 2013, gross margin for the accessories segment declined from 33.5 percent to 24.3 percent. The fiscal 2013 gross margin includes a $5.4 million inventory write-off associated with the Restructuring Plan, which included liquidating low-volume products. Excluding this write-off, fiscal 2013 gross margin would have been 31.3 percent. Accessories segment adjusted gross margin percent was lower in fiscal 2013 primarily due to lower sales of previously written down inventory, higher customer deductions and cost increases in leather, metal and freight over fiscal 2012.

Gift segment margins declined to 17.1 percent from 28.7 percent. The fiscal 2013 gross margin includes a $1.8 million inventory write-off associated with the Restructuring Plan. Excluding this write-off, gross margin would have been 21.9 percent in fiscal 2013. Gifts segment adjusted gross margins were lower in fiscal 2013 due to increased sales mix of low margin items, significantly higher retailer promotional activity, and higher freight costs over 2012.

Total SG&A expense for fiscal 2013 was reduced by $3.0 million over the prior year. The 8 percent decline was primarily due to decreases in labor, facilities, distribution costs, and professional services. Fiscal 2013 SG&A as a percentage of net sales improved to 30.5 percent, compared to 32.1 percent in the prior year.

The Company reported a net loss of $19.2 million for fiscal 2013, or a loss of $2.69 per diluted share, compared to a net loss of $3.7 million, or a loss of $0.52 per diluted share, in fiscal 2012. Adjusted net loss deteriorated to $3.9 million compared to an adjusted net loss of $1.9 million in the prior year. Adjusted EBITDA declined by $2.8 million to a $1.0 million adjusted EBITDA loss compared to adjusted EBITDA of $1.8 million in the prior year.

Financial Position

Net cash provided by operating activities was $0.8 million lower than fiscal 2012 primarily due to a $9.2 million change in inventory deposits due to improved terms with gifts suppliers, later payments, and a smaller holiday 2013 gift order book as expected in the Restructuring Plan. This was offset by a $3.8 million change in accounts payable, from key suppliers unfavorably modifying terms before the Company closed new credit facilities in July 2013.

The balance on the credit facility was $9.1 million on June 30, 2013, of which $0.8 million was used to fund inventory deposits for gifts inventory expected to ship in the first half of fiscal 2014.

"As a consequence of our recent results, our external auditors modified their audit opinion to include language regarding our ability to continue as a going concern," said Hemminghaus. "Our form 10-K filed today fully outlines our initiatives to continue satisfying obligations and effectively managing liquidity. Those initiatives include completing the Restructuring Plan, executing the new lending agreements completed in July 2013, liquidating unproductive assets and raising additional capital during fiscal 2014."

The Company confirmed their lender amended the credit agreement on September 26, 2013 to eliminate the going concern language in the audit opinion as an event of default.

"We are pleased that our new lenders are supporting our efforts to execute our business plan," said Hemminghaus.

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts, small leather goods and bags. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, our ability to successfully capitalize on our restructuring initiatives, our ability to return to profitability, our ability to service our debt, our ability to comply with covenants contained in our financing arrangements, our ability to secure additional or alternative capital, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, continued good relationships with our suppliers, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net sales	$ 20,643	$ 21,562	$ 114,010	$ 117,601
Cost of goods sold	15,254	15,045	81,825	79,718
Inventory write-down	464	--	7,158	--
	15,718	15,045	88,983	79,718
Gross margin	4,925	6,517	25,027	37,883
Selling, general and administrative expenses	7,057	7,896	34,758	37,742
Depreciation and amortization	384	506	1,818	2,205
Intangibles and held for sale impairment	5	--	3,011	--
Restructuring charges	497	--	3,072	--
Total operating expenses	7,943	8,402	42,659	39,947
Operating loss	(3,018)	(1,885)	(17,632)	(2,064)
Interest expense	(734)	(203)	(1,741)	(1,159)
Other expense	(172)	(31)	(107)	(44)
Loss before income taxes	(3,924)	(2,119)	(19,480)	(3,267)
Income tax (benefit) expense	(133)	119	(303)	385
Net loss	$ (3,791)	$ (2,238)	$ (19,177)	$ (3,652)
Other comprehensive loss:
Currency translation adjustments	(175)	(174)	(170)	(399)
Total comprehensive loss	$ (3,966)	$ (2,412)	$ (19,347)	$ (4,051)
Loss per share:
Basic	$ (0.53)	$ (0.32)	$ (2.69)	$ (0.52)
Diluted	$ (0.53)	$ (0.32)	$ (2.69)	$ (0.52)
Weighted average common shares outstanding:
Basic	7,130	7,078	7,131	7,075
Diluted	7,130	7,078	7,131	7,075

Tandy Brands Accessories, Inc. And Subsidiaries
Consolidated Balance Sheets
(in thousands)

	June 30
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 518	$ 217
Accounts receivable, net	4,605	7,042
Inventories, net	21,361	28,743
Inventory deposits	837	7,107
Other current assets	1,757	2,824
Total current assets	29,078	45,933
Property and equipment, net	4,373	5,474
Other assets:
Intangibles	1,100	4,115
Other assets	625	934
Total other assets	1,725	5,049
	$ 35,176	$56,456
Liabilities And Stockholders' Equity
Current liabilities:
Accounts payable	$ 9,294	$10,548
Accrued compensation	776	1,309
Accrued expenses	2,204	1,584
Accrued restructuring charges	2,086	--
Credit facility	9,058	11,810
Total current liabilities	23,418	25,251
Other liabilities	4,150	4,290
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	--	--
Common stock, $1.00 par value, 10,000 shares authorized,
7,130 shares and 7,102 shares issued and outstanding, respectively	7,130	7,102
Additional paid-in capital	34,141	34,129
Accumulated deficit	(35,147)	(15,970)
Other comprehensive income	1,484	1,654
Total stockholders' equity	7,608	26,915
	$ 35,176	$56,456

Tandy Brands Accessories, Inc. And Subsidiaries
Consolidated Statements Of Cash Flows
(in thousands)

	Year Ended June 30
	2013	2012
Cash flows provided by operating activities:
Net loss	$(19,177)	$ (3,652)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Inventory write-down	7,158	--
Intangibles and held for sale impairments	3,011	--
Deferred income taxes	(215)	127
Doubtful accounts receivable provision	174	802
Depreciation and amortization	2,068	2,455
Stock compensation expense	(130)	152
Amortization of debt costs	389	196
Loss on sale of property and equipment	111	20
Changes in assets and liabilities:
Accounts receivable	2,251	6,375
Inventories	542	12
Other assets	154	380
Inventory deposits	6,270	(2,906)
Accounts payable	(1,461)	2,289
Accrued expenses and restructuring charges	2,935	(1,337)
Net cash provided by operating activities	4,080	4,913
Cash flows used for investing activities:
Purchases of property and equipment	(592)	(664)
Sales of property and equipment	391	192
Net cash used for investing activities	(201)	(472)
Cash flows used for financing activities:
Change in cash overdrafts	(737)	145
Change in restricted cash	--	1,405
Net repayments under credit facility	(2,752)	(6,091)
Net cash used for financing activities	(3,489)	(4,541)
Effect of exchange-rate changes on cash and cash equivalents	(89)	(97)
Net increase (decrease) in cash and cash equivalents	301	(197)
Cash and cash equivalents beginning of year	217	414
Cash and cash equivalents end of period	$ 518	$ 217
Supplemental cash flow information:
Interest paid	$ 1,080	$ 1,146
Income taxes paid	$ 33	$ 144

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)

Our adjusted EBITDA, a non-GAAP measurement, is defined as net loss before interest, taxes, depreciation and amortization, investments in new licenses and other one-time items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a Company's performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles ("GAAP"). The following table reconciles our GAAP net loss to the adjusted EBITDA disclosures.

	Three Months Ended		Year Ended
	June 30		June 30
	2013	2012	2013	2012
Net loss	$(3,791)	$(2,238)	$(19,177)	$(3,652)
Income taxes	(133)	119	(303)	385
Interest expense	734	203	1,741	1,159
Depreciation and amortization	384	506	1,818	2,205
Other expense	172	31	107	44
Inventory write-down	464	--	7,158	--
Restructuring charges	443	--	2,369	--
Intangibles and held for sale impairments	5	--	3,011	--
Investment in new licenses	189	--	1,439	597
Facilities consolidation costs	--	--	--	222
Bad debt expense	--	(105)	--	802
Severance costs	54	--	839	--
Adjusted EBITDA (loss)	$(1,479)	$(1,484)	$(998)	$1,762

We have provided our adjusted net loss disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net loss to the adjusted net loss disclosure.

	Three Months Ended		Year Ended
	June 30		June 30
	2013	2012	2013	2012
Net loss	$(3,791)	$(2,238)	$(19,177)	$(3,652)
Inventory write-down	464	--	7,158	--
Restructuring charges	443	--	2,369	--
Intangibles and held for sale impairments	5	--	3,011	--
Investment in new licenses	189	--	1,439	597
Facilities consolidation costs	--	--	--	222
Bad debt expense	23	(105)	175	802
Severance costs	54	--	839	--
Write-off of unamortized debt costs	267	--	267	98
Adjusted net loss	$(2,346)	$(2,343)	$(3,919)	$(1,933)
Common shares outstanding assuming dilution	7,130	7,078	7,131	7,075
Adjusted net loss per common share assuming dilution	($0.33)	($0.33)	($0.55)	($0.27)
CONTACT: Tandy Brands Accessories, Inc.
         Roger Hemminghaus
         Chief Executive Officer and Chairman
         214-519-5200

         Investor Relations
         Chuck Talley
         EVP and Chief Financial Officer
         214-519-5200